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TABLE OF CONTENTS Prospectus

Filed pursuant to Rule 424(b)(2)
Registration No. 333-169357

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)

1.800% Senior Notes due 2017	$300,000,000	99.438%	$298,314,000	$34,186.79

(1)
Calculated in accordance with Rule 457(r).

Prospectus supplement
(To prospectus dated September 17, 2012)

Ingredion Incorporated

$300,000,000 1.800% Senior Notes due 2017

We are offering $300,000,000 of 1.800% Senior Notes due 2017, which will mature on September 25, 2017, which we refer to as the notes. Interest on the notes is payable on March 25 and September 25 of each year beginning on March 25, 2013. We may redeem the notes in whole or in part at any time at the redemption price set forth under "Description of the notes—Optional redemption." We may be required to offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in "Description of the notes—Repurchase upon change of control repurchase event."

The notes will be unsecured obligations of our company and will rank equally with all of our other existing and future unsecured, senior indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See "Risk factors" beginning on page S-8.

	Per note	Total

Public offering price(1)	99.438%	$298,314,000
Underwriting discount	0.600%	$1,800,000
Proceeds, before expenses, to Ingredion	98.838%	$296,514,000

(1)   Plus accrued interest, if any, from September 20, 2012.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream and Euroclear, on or about September 20, 2012.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Citigroup

Co-Managers

BB&T Capital Markets	BMO Capital Markets	Mizuho Securities	Fifth Third Securities, Inc.
HSBC	ING	Lloyds Securities	PNC Capital Markets LLC
Rabo Securities	US Bancorp		Wells Fargo Securities

The date of this prospectus supplement is September 17, 2012.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we authorize that supplements this prospectus supplement. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover of the applicable document. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

 About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to the offering of the notes. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should review before investing in the notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under "Where you can find more information."

As used in this prospectus supplement, unless stated otherwise or the context requires otherwise, "Ingredion," "the Company," "we," "us" and "our" refer to Ingredion Incorporated and its subsidiaries. We changed our corporate name to "Ingredion Incorporated" effective June 4, 2012 and, prior to that date, our corporate name was "Corn Products International, Inc."

Forward-looking statements

This prospectus supplement and the documents incorporated by reference in this prospectus supplement contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any statements regarding our prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning our prospects or future operations, including management's plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward-looking words such as "may," "will," "should," "anticipate," "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast" or other similar expressions or the negative thereof. All statements other than statements of historical facts in this prospectus supplement or the documents incorporated by reference into this prospectus supplement are "forward-looking statements." These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, you are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including:

•
the effects of global economic conditions, including, particularly, continuation or worsening of the current economic conditions in Europe, and their impact on our sales volumes and pricing of our products;

S-ii

•
our ability to collect our receivables from customers and our ability to raise funds at reasonable rates;

•
fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations;

•
fluctuations in the markets and prices for our co-products, particularly corn oil;

•
fluctuations in aggregate industry supply and market demand;

•
the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates;

•
continued volatility and turmoil in the capital markets;

•
the commercial and consumer credit environment;

•
general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including continuation or worsening of the current severe drought conditions in the U.S.;

•
future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries;

•
energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates;

•
operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based (availability of specific varieties of corn upon which certain of our products are based will be impacted by current severe drought conditions in the U.S., which both reduce yields and increase the corn plants' susceptibility to disease);

•
energy issues in Pakistan;

•
boiler reliability;

•
our ability to effectively integrate and operate acquired businesses, including National Starch;

•
our ability to achieve budgets and to realize expected synergies;

•
our ability to complete planned maintenance and investment projects successfully and on budget;

•
labor disputes;

•
genetic and biotechnology issues;

•
changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and

S-iii

•
the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports on Forms 10-Q and 8-K.

S-iv

 Prospectus supplement summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the "Risk factors" section included in this prospectus supplement and the financial statements and related notes incorporated by reference herein.

The company

We were incorporated as a Delaware corporation in 1997 and our common stock is traded on the New York Stock Exchange. We manufacture and sell a number of starch and sweetener ingredients to a wide variety of packaged foods, beverage, brewing and industrial customers around the world.

On October 1, 2010, we acquired National Starch (the "Acquisition"), a global developer and manufacturer of specialty modified starches from Akzo Nobel N.V., headquartered in the Netherlands. National Starch is a recognized innovator in food ingredients. Its technologies are supported by a research and development infrastructure and protected by more than 800 patents and patents pending, which drive development of advanced specialty starches for the next generation of food products.

Our consolidated net sales were $6.22 billion in 2011. Net sales for the three-month period ended June 30, 2012 totaled $1.64 billion, up 3 percent from second quarter 2011 net sales of $1.58 billion. Approximately 54 percent of our 2011 net sales were provided from our North American operations. Our South American operations provided 25 percent of net sales, while our Asia Pacific and EMEA (Europe, Middle East and Africa) operations contributed approximately 12 percent and 9 percent, respectively.

Our products are derived primarily from the processing of corn and other starch-based materials, such as tapioca, potato and rice. Our manufacturing process is based on a capital-intensive, two-step process that involves the wet milling and processing of starch-based materials, primarily corn. During the front-end process, corn or another starch-based material is steeped in a water-based solution and separated into starch and co-products such as animal feed and corn oil. The starch is then either dried for sale or further processed to make sweeteners, starches and other ingredients that serve the particular needs of various industries.

Our product line includes starches and sweeteners, animal feed products and edible corn oils. Our starch-based products include both industrial and food-grade starches. Our sweetener products include glucose corn syrups, high maltose corn syrups, high fructose corn syrup ("HFCS"), caramel color, dextrose, polyols, maltodextrins and glucose and corn syrup solids.

We supply a broad range of customers in many diverse industries around the world, including the food, beverage, brewing, pharmaceutical, paper and corrugated products, textile and personal care industries, as well as the global animal feed and corn oil markets.

We believe our approach to production and service, which focuses on local management and production improvements of our worldwide operations, provides us with a unique understanding of the cultures and product requirements in each of the geographic markets in which we operate, bringing added value to our customers through innovative solutions.

Our principal executive offices are located at 5 Westbrook Corporate Center, Westchester, Illinois 60154 and our telephone number is (708) 551-2600.

 The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled "Description of the notes." For purposes of the description of the notes included in this prospectus supplement, references to "Ingredion," "Issuer," "the Company," "we," "us" and "our" refer only to Ingredion Incorporated and do not include its subsidiaries.

Issuer	Ingredion Incorporated
Securities	$300 million in principal amount of 1.800% Senior Notes due 2017.
Maturity	Unless earlier redeemed or repurchased by us, the notes will mature on September 25, 2017.
Interest rate	Interest on the notes will accrue from September 20, 2012 at a rate of 1.800% per year.
Interest payment dates	March 25 and September 25 of each year, commencing March 25, 2013.
Ranking
The notes will be unsecured obligations of the Company and will rank equally with all of our other existing and future unsecured, senior indebtedness. At June 30, 2012, we had approximately $1.84 billion of indebtedness outstanding on a consolidated basis, approximately $63 million of which was subsidiary indebtedness. This subsidiary indebtedness is structurally senior to the notes.
Optional redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:
• 100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus supplement), plus 20 basis points.

We will also pay accrued and unpaid interest to the redemption date.

Repurchase at the option of holders upon a Change of Control Repurchase Event	If we experience a "Change of Control Repurchase Event" (as defined under "Description of the notes—Repurchase upon change of control repurchase event"), we will be required to offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to the repurchase date.
Covenants	The indenture governing the notes will contain certain covenants for your benefit. These covenants will restrict our ability to:
• incur debt secured by liens;
• engage in certain sale-leaseback transactions; and
• merge or consolidate or sell all or substantially all of our assets.

These covenants will be subject to significant exceptions. In addition, neither the indenture nor the notes will limit the amount of indebtedness that we may incur or the amount of assets that we may distribute or invest. See "Description of Debt Securities—Certain Restrictions" in the accompanying prospectus.
Further issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described under "Description of the notes—General."
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $297 million after deducting the underwriting discount and before deducting other estimated expenses. We intend to use the net proceeds from this offering to repay approximately $200 million of outstanding indebtedness under our revolving credit facility and the remaining amount for general corporate purposes.
Book-entry
The notes will be issued in the form of one or more fully registered global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or the Depositary, and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the global certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the global certificates through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A. or Euroclear Bank S.A./N.V. as operator of the Euroclear System (in Europe), if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Conflicts of interest	Affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, BMO Capital Markets Corp., Mizuho Securities USA Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, Lloyd Securities Inc., PNC Capital Markets LLC, Rabo Securities USA, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are agents and/or lenders under our revolving credit agreement with JPMorgan Chase Bank, National Association as administrative agent and a syndicate of lenders, pursuant to which the lenders committed to provide a revolving credit facility in an aggregate principal amount of up to $1.0 billion, which will mature on June 6, 2014 and which we refer to as our revolving credit facility, unless the context requires otherwise. As described in "Use of proceeds," the net proceeds from this offering will be used to repay outstanding indebtedness under our revolving credit facility. As affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive more than 5% of the proceeds of this offering, not including underwriting compensation, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have a "conflict of interest" as defined in FINRA Rule 5121 adopted by the Financial Industry Regulatory Authority, Inc. Consequently, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with FINRA Rule 5121, a "qualified independent underwriter" is not required because the notes offered are investment grade rated, as that term is defined in FINRA Rule 5121.
Risk factors	Investing in the notes involves risks. See "Risk factors" for a description of certain risks you should particularly consider before investing in the notes.
Trustee	The Bank of New York Mellon Trust Company, N.A.

 Summary historical financial information

The following tables set forth our summary historical financial information. The summary historical income statement information for the years ended December 31, 2011, 2010 and 2009 and the summary historical balance sheet information as of December 31, 2011 and 2010 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary historical income statement information for the six months ended June 30, 2012 and 2011, and the summary historical balance sheet information as of June 30, 2012 are derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The results for the six months ended June 30, 2012 and 2011 are not necessarily indicative of the results that may be expected for the entire year. Our unaudited interim financial statements reflect all adjustments that management considers necessary for a fair statement of the financial position and results of operations for such periods in accordance with U.S. generally accepted accounting principles, or GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.

The summary historical financial information should be read in conjunction with our consolidated financial statements and the related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the quarter ended June 30, 2012, which we have filed with the Securities and Exchange Commission, or SEC, and are incorporated by reference in this prospectus supplement. Our financial results reflect the operations of National Starch following its acquisition by us on October 1, 2010.

	Six months ended June 30,		Years ended December 31,
(in millions)	2012	2011	2011	2010	2009

Income statement information:
Net sales before shipping and handling costs	$3,378	$3,203	$6,544	$4,632	$3,890
Less: shipping and handling costs	169	159	325	265	218
Net sales	3,209	3,044	6,219	4,367	3,672
Cost of sales	2,618	2,474	5,093	3,643	3,152
Gross profit	591	570	1,126	724	520
Operating expenses	268	269	543	370	247
Other (income)—net	(8)	(63)	(98)	(10)	(5)
Impairment/restructuring charges	17	3	10	25	125
Operating income	314	362	671	339	153
Financing costs—net	37	46	78	64	38
Income before income taxes	277	317	593	275	115
Provision for income taxes	71	80	170	99	68
Net income	206	237	423	176	47
Less: Net income attributable to non-controlling interests	3	4	7	7	6
Net income attributable to Ingredion	203	233	416	169	41

	Six months ended June 30,		Years ended December 31,
(in millions)	2012	2011	2011	2010	2009

Balance sheet information:
Total current assets	$2,147	$1,976	$2,102	$1,754	$1,015
Property, plant and equipment—net	2,129	2,158	2,156	2,156	1,594
Total assets	5,329	5,314	5,317	5,040	2,952
Long-term debt	1,776	1,653	1,801	1,681	408
Total debt	1,839	1,768	1,949	1,769	544
Redeemable common stock	—	—	—	—	14
Total Ingredion stockholders' equity	2,259	2,277	2,104	1,975	1,681
Total equity	2,287	2,304	2,133	2,001	1,704
Additional data:
Depreciation and amortization	$107	$103	$211	$155	$130
Capital expenditures, net of proceeds on disposals	128	89	260	156	141

Risk factors

You should carefully consider the following risk factors and the information under the heading "Risk Factors" in the accompanying prospectus and in our annual report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference into this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks related to the notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries.

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, senior obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries' earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At June 30, 2012, we had approximately $1.84 billion of indebtedness outstanding on a consolidated basis, approximately $63 million of which was subsidiary indebtedness that is structurally senior to the notes.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•
that a market for the notes will develop or continue;

•
as to the liquidity of any market that does develop; or

•
as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under "Description of the notes—Optional redemption," we have the right to redeem the notes in whole or from time to time in part. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event (as defined under "Description of the notes—Repurchase upon change of control repurchase event"), each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase a series of notes as required under the indenture governing that series of notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See "Description of the notes—Repurchase upon change of control repurchase event."

Use of proceeds

The net proceeds to us from the sale of the notes will be approximately $297 million after deducting the underwriting discount and before deducting other estimated expenses. We intend to use the net proceeds of the offering to repay approximately $200 million of outstanding indebtedness under our revolving credit facility and the remaining amount for general corporate purposes. As of June 30, 2012, we had approximately $350 million of indebtedness under our revolving credit facility, which matures on June 6, 2014, and has an effective interest rate of 1.74386%.

Capitalization

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2012:

•
on an actual basis; and

•
on an as adjusted basis to give effect to the sale of the notes in this offering and the use of the net proceeds as set forth in "Use of proceeds", as if they had occurred on that date.

	June 30, 2012
(unaudited, in millions)	Actual	As adjusted

Cash and cash equivalents	$440	$537
Total short-term debt	$63	$63

Long-term debt:
Revolving Credit Facility	$350	$150
3.20% Senior Notes due 2015	370	370
1.800% Senior Notes due 2017	—	298
6.0% Senior Notes due 2017	200	200
4.625% Senior Notes due 2020	399	399
5.62% Senior Notes due 2020	200	200
6.625% Senior Notes due 2037	257	257

Total long-term debt	1,776	1,874
Share based payments subject to redemption	13	13
Ingredion Stockholders' equity:
Common stock (par value $0.01)	1	1
Additional paid-in capital	1,139	1,139
Less: Treasury stock at cost	(31)	(31)
Accumulated other comprehensive loss	(435)	(435)
Retained earnings	1,585	1,585
Total Ingredion stockholders' equity	2,259	2,259

Non-controlling interests	28	28

Total capitalization	$4,076	$4,174

 Ratio of earnings to fixed charges

Our ratios of earnings to fixed charges for each of the periods indicated are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes incorporated by reference into this prospectus supplement. See "Where you can find more information" in this prospectus supplement.

		Years ended December 31,
	Six months ended June 30, 2012
		2011	2010	2009	2008	2007

Ratio of earnings to fixed charges(1)	7.17	7.65	4.77	3.64	8.56	6.46

(1)   The ratio of earnings to fixed charges equals earnings divided by fixed charges. Earnings is defined as income before income taxes and earnings of non-controlling interests, plus fixed charges, minus capitalized interest. Fixed charges is defined as interest expense on debt, plus amortization of discount on debt, plus interest portion of rental expense on operating leases.

Description of the notes

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the "debt securities" set forth in the accompanying prospectus, to which reference is made. References to "Ingredion," "the Company," "we," "us" and "our" in this section are only to Ingredion Incorporated and not to its subsidiaries.

The notes will be issued under an indenture dated as of August 18, 1999, between us and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), as trustee.

General

The notes will mature on September 25, 2017. The notes will bear interest at the rate of 1.800% per annum, payable semi-annually on March 25 and September 25 of each year, commencing March 25, 2013. Interest accrues from September 20, 2012. Interest will be paid to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on the March 10 or September 10, as the case may be, immediately preceding the applicable interest payment dates. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

The notes will be unsecured obligations of our company and will rank equally with all our other existing and future unsecured, senior indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. At June 30, 2012, we had approximately $1.84 billion of indebtedness outstanding on a consolidated basis, of which approximately $63 million was subsidiary indebtedness and would be structurally senior to the notes.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the notes issued in this offering. Any additional securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture, provided that if such additional securities are not fungible with the previously issued notes for U.S. federal income tax purposes, such additional securities shall have a separate CUSIP number.

Any payment otherwise required to be made in respect of the notes on a date that is not a business day for the securities may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City, or any other city in which the paying agent is being utilized, are authorized or required by law or executive order to close.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 or any whole multiple of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company. Except as described in the accompanying prospectus under "Description of Debt Securities—Book-Entry," the notes will not be issuable in certificated form.

Optional redemption

The notes will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i)    100% of the principal amount of the notes to be redeemed; and

(ii)   the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points, plus accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

"Quotation Agent" means the Reference Treasury Dealer appointed by us.

"Reference Treasury Dealer" means (i) each of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in

New York City, which we refer to as a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of notes represented by a global security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Sinking fund

The notes will not be entitled to any sinking fund.

Repurchase upon change of control repurchase event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

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accept for payment all notes or portions of notes (equal to $2,000 or in integral multiples of $1,000 in excess thereof) properly tendered pursuant to our offer;

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deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

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deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

"Below Investment Grade Rating Event" means the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

"Change of Control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Ingredion and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Ingredion or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Ingredion's Voting Stock; or (3) the first day on which a majority of the members of Ingredion's Board of Directors are not Continuing Directors.

"Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Ingredion who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Ingredion's proxy statement in which such member was named as a nominee for election as a director).

"Fitch" means Fitch Ratings Ltd.

"Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); a rating of BBB—or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB—or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

"Moody's" means Moody's Investors Service Inc.

"Rating Agency" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody's or S&P, as the case may be.

"S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc.

"Voting Stock" means Ingredion capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of Ingredion, even if the right so to vote has been suspended by the happening of such a contingency.

Events of default

With respect to this series of notes, "Event of Default" shall have the meaning set forth in the accompanying prospectus under "Description of Debt Securities—Events of Default," except that the failure to pay any principal, premium or interest on any of our Indebtedness will only constitute an "Event of Default" in the case of any such failure which relates to at least $50 million of Indebtedness in the aggregate (excluding indebtedness evidenced by the debt securities or otherwise arising under the indenture), and the continuation of such failure after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness.

Book-entry, delivery and form

The notes will be issued in the form of one or more fully registered global certificates, which we refer to as a global certificate, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as the Depositary, and registered in the name of Cede & Co., the Depositary's nominee. We will not issue notes in certificated form except in certain circumstances. Beneficial interests in the global certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary, which we refer to as the Depositary Participants. Investors may elect to hold interests in the global certificates through either the Depositary (in the United States), or Clearstream Banking Luxembourg S.A., which we refer to as Clearstream Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, (in Europe) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear, which we refer to as the U.S. Depositaries. Beneficial interests in the global certificates will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global certificates may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants, which we refer to as Direct Participants, deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, which we refer to as Indirect Participants. The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global certificate representing such notes. In addition, we may at any time, and in our sole discretion, determine not to have the notes represented by the global certificate and, in such event, will issue notes in definitive form in exchange for the global certificate representing such notes. In any such instance, an owner of a beneficial interest in the global certificate will be entitled to physical delivery in definitive form of notes represented by such global certificate equal in principal amount to such beneficial interest and to have such notes registered in its name.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Material U.S. federal income tax considerations

The following is a general discussion of the material U.S. federal income tax consequences to beneficial owners of the notes of the acquisition, ownership, and disposition of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion applies only to beneficial owners that acquire the notes in connection with their initial issuance at their initial offering price and hold the notes as "capital assets" within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, and persons holding the notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes to beneficial owners of the notes.

As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

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a citizen or individual resident of the United States;

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a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if (i) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term "Non-U.S. Holder" means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus supplement, U.S. Holders and Non-U.S. Holders are referred to collectively as "Holders."

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such entities and their partners should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of a note.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. federal income taxation of U.S. holders

Payments of interest

Interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Change of control premium

In certain circumstances, we may be obligated to pay a change of control premium on the notes (as described above under "Description of the notes—Repurchase upon change of control repurchase event"). These obligations may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." We intend to take the position that the contingency that such payments will be made is "remote" or "incidental" (within the meaning of applicable Treasury regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. The discussion herein assumes such position is correct. If our position were found to be incorrect and the notes were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat any gain recognized on the sale, exchange, redemption or other taxable disposition of a note as ordinary income rather than capital gain.

Sale, exchange or redemption of the notes

Upon the sale, exchange, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder's adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder's adjusted tax basis in the notes generally will be its cost for the notes.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Backup withholding and information reporting

In general, a U.S. Holder that is not an "exempt recipient" will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28% but scheduled to increase to 31% effective January 1, 2013) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on an Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

Medicare tax

For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separate returns) and on the undistributed net investment income of certain estates and trusts. For these purposes, "net investment income" generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

U.S. federal income taxation of Non-U.S. holders

Payments of interest

Subject to the discussion below under "—Backup withholding and information reporting" and "—HIRE Act tax withholding," a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest paid on the notes so long as:

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the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;

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the Non-U.S. Holder is not a "controlled foreign corporation" that is related to us, actually or by attribution, through stock ownership; and

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either (i) the Non-U.S. Holder certifies under penalties of perjury on Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a United States person (as defined in the Internal Revenue Code), and provides its name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder, and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes may be subject to a reduced rate of U.S. withholding tax or may be exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes a properly completed and executed Internal Revenue Service Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Sale, exchange or redemption of the notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under "—Payments of interest" above) will be exempt from U.S. federal income and withholding tax, unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively connected income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is "effectively connected" with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above if the Non-U.S. Holder provides a properly completed and executed Internal Revenue Service Form W-8ECI (Certificate of Foreign Person's Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), but the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Internal Revenue Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional branch profits tax.

Backup withholding and information reporting

The amount of interest paid to the Non-U.S. Holder and the tax withheld from those payments must be reported annually to the Internal Revenue Service and to a Non-U.S. Holder. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other "reportable payments." Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under "—Payments of interest" is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Internal Revenue Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Internal Revenue Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Internal Revenue Code) and it satisfies certain other conditions or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

HIRE Act tax withholding

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the "HIRE Act") was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments of U.S- source income on, and the gross proceeds from a disposition of, notes paid to certain foreign entities unless various information reporting requirements are satisfied. These rules generally would apply to payments made after December 31, 2012. However, under the HIRE Act, the withholding and reporting requirements generally will not apply to payments made on, or gross proceeds from a disposition of, debt instruments outstanding as of March 18, 2012 (the "Grandfather Date"). Despite the December 31, 2012 date set forth in the HIRE Act, the Internal Revenue Service has issued preliminary guidance indicating that the withholding tax on U.S.-source income will not be imposed with respect to payments made prior to January 1, 2014 and that the withholding tax on gross proceeds from a disposition of debt instruments will not be imposed with respect to payments made prior to January 1, 2015. In addition, the Internal Revenue Service has released proposed regulations that would extend the Grandfather Date to January 1, 2013. These proposed regulations would be effective once finalized. Prospective purchasers should consult their tax advisors regarding the HIRE Act.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder's particular situation. Prospective purchasers of the notes should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$75,000,000
Citigroup Global Markets Inc.	67,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	67,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	14,000,000
BMO Capital Markets Corp.	14,000,000
Mizuho Securities USA Inc.	14,000,000
Fifth Third Securities, Inc.	6,000,000
HSBC Securities (USA) Inc.	6,000,000
ING Financial Markets LLC	6,000,000
Lloyds Securities Inc.	6,000,000
PNC Capital Markets LLC	6,000,000
Rabo Securities USA, Inc.	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000
Wells Fargo Securities, LLC	6,000,000

Total	$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400%. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250%, of the principal amount of the notes, to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per note	0.600%
Total	$1,800,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $850,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are new issues of securities for which there is currently no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of the notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, which we refer to as the Act) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Conflicts of interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In addition, in the ordinary course of their respective businesses, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

J.P. Morgan Securities LLC is the sole lead arranger and certain affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, BMO Capital Markets Corp., Mizuho Securities USA Inc., Fifth Third Securities, Inc., HSBC Securities (USA) Inc., ING Financial Markets LLC, Lloyd Securities Inc., PNC Capital Markets LLC, Rabo Securities USA, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are parties to and lenders under our revolving credit facility. Our revolving credit facility was negotiated on an arms-length basis and contains customary terms pursuant to which the lenders receive customary fees. As affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive more than 5% of the proceeds of this offering, not including underwriting compensation, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have a "conflict of interest" as defined in FINRA Rule 5121 adopted by the Financial Industry Regulatory Authority, Inc. Consequently, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with FINRA Rule 5121, a "qualified independent underwriter" is not required because the notes offered are investment grade rated, as that term is defined in FINRA Rule 5121.

Legal matters

The validity of the notes will be passed upon for us by Mary Ann Hynes, Esq., our Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, and Sidley Austin LLP, Chicago, Illinois, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Ms. Hynes participates in various employee benefit plans offered by Ingredion and owns, and has options to purchase, shares of Ingredion common stock.

Experts

The consolidated balance sheets of Ingredion Incorporated and subsidiaries as of December 31, 2011 and 2010, the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We also file certain reports and other information with the New York Stock Exchange, or the NYSE, on which our common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our website at http://www.ingredion.com. However, information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to "incorporate by reference" in this prospectus supplement information that we file with the SEC, which means that we are disclosing important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. This prospectus supplement incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•
Annual Report on Form 10-K for the year ended December 31, 2011;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•
Current Reports on Form 8-K filed with the SEC on February 13, 2012 (pursuant to Item 5.02), February 24, 2012 (pursuant to Item 5.02), May 21, 2012 (pursuant to Item 5.07), July 24, 2012 (pursuant to Item 5.03) and August 16, 2012 (pursuant to Item 5.02).

We will provide free of charge a copy of any or all of the information that has been incorporated by reference in this prospectus supplement if you write to or call us at the following:

Ingredion Incorporated
5 Westbrook Corporate Center
Westchester, Illinois 60154
Attention: Corporate Secretary
Telephone: (708) 551-2600

PROSPECTUS

Debt Securities

        This prospectus contains a general description of the debt securities Ingredion Incorporated may offer for sale from time to time. We will describe the specific terms of these debt securities in supplements to this prospectus. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

        Investing in our securities involves risks. See "Risk Factors" on page 1 of this prospectus.

        This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

        We may sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any underwriters, dealers or agents are involved in the sale of any debt securities, the applicable prospectus supplement will set forth the names of such underwriters, dealers or agents and any applicable commissions or discounts. The price to the public of such debt securities and the net proceeds we expect to receive from such sale will also be set forth in the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2012.

Prospectus

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any related free writing prospectus we authorize that supplements this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Under the automatic shelf registration process, we may, at any time and from time to time, in one or more offerings, sell debt securities under this prospectus. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement that will contain specific information about the terms of those debt securities and the offering. The prospectus supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading "Where You Can Find More Information."

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

        As used in this prospectus, unless stated otherwise or the context requires otherwise, "Ingredion," "the Company," "we," "us" and "our" refer to Ingredion Incorporated and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We also file certain reports and other information with the New York Stock Exchange, or the NYSE, on which our common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our website at http://www.cornproducts.com. However, information on our website is not a part of this prospectus or any accompanying prospectus supplement.

        The SEC allows us to "incorporate by reference" in this prospectus information that we file with the SEC, which means that we are disclosing important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This prospectus incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

  •
  Annual Report on Form 10-K for the year ended December 31, 2009;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

  •
  Current Reports on Form 8-K filed with the SEC on February 1, 2010, February 2, 2010, March 23, 2010, March 31, 2010, May 25, 2010, June 21, 2010, July 26, 2010, July 27, 2010 (pursuant to Item 5.02), September 9, 2010 and September 14, 2010, and the amendment to our Current Report on Form 8-K/A filed with the SEC on June 22, 2010.

        We will provide free of charge a copy of any or all of the information that has been incorporated by reference in this prospectus if you write to or call us at the following:

Ingredion Incorporated
5 Westbrook Corporate Center,
Westchester, Illinois 60154
Attention: Corporate Secretary
Telephone: (708) 551-2600

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding our prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning our prospects or future operations, including our management's plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as "may," "will," "should," "anticipate," "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast" or other similar expressions or the negative thereof. All statements other than statements of historical facts in this prospectus or the documents incorporated by reference in this prospectus are "forward-looking statements." These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including:

  •
  uncertainties associated with our acquisitions, including our pending acquisition of National Starch from Akzo Nobel N.V., which include uncertainties as to the satisfaction or waiver of conditions to closing, integration risks and costs and uncertainties associated with the operations of acquired businesses;

  •
  the effects of the global economic recession and its impact on sales volumes and pricing of our products;

  •
  our ability to collect our receivables from customers and ability to raise funds at reasonable rates;

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  fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations;

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  fluctuations in the markets and prices for co-products, particularly corn oil;

  •
  fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates;

  •
  continued volatility and turmoil in the capital markets;

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  the commercial and consumer credit environment;

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  general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell products;

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  future financial performance of major industries served by us, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries;

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  energy costs and availability, freight and shipping costs,

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  changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates;

  •
  operating difficulties;

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  boiler reliability;

  •
  labor disputes; genetic and biotechnology issues;

  •
  changing consumption preferences and trends;

  •
  increased competitive and/or customer pressure in the corn-refining industry; and

  •
  the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

        Forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q or 8-K.

THE COMPANY

        We were incorporated as a Delaware corporation in 1997 and our common stock is traded on the New York Stock Exchange. We manufacture and sell a number of ingredients to a wide variety of food and industrial customers.

        We are one of the world's largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from wet milling and processing of corn and other starch-based materials.

        Our consolidated net sales were $3.67 billion in 2009. Approximately 62 percent of our 2009 net sales were provided from our North American operations, while our South American and Asia/African operations contributed approximately 27 percent and 11 percent, respectively.

        Our products are derived primarily from the processing of corn and other starch-based materials, such as tapioca. Corn refining is a capital-intensive, two-step process that involves the wet milling and processing of corn. During the front-end process, corn is steeped in a water-based solution and separated into starch and co-products such as animal feed and corn oil. The starch is then either dried for sale or further processed to make sweeteners and other ingredients that serve the particular needs of various industries.

        Our sweetener products include high fructose corn syrup, or HFCS, glucose corn syrups, high maltose corn syrups, caramel color, dextrose, polyols, maltodextrins and glucose and corn syrup solids. Our starch-based products include both industrial and food-grade starches.

        Ingredion supplies a broad range of customers in many diverse industries around the world, including the food and beverage, pharmaceutical, paper products, corrugated, laminated paper, textile and brewing industries, as well as the global animal feed and corn oil markets.

        We believe our approach to production and service, which focuses on local management and production improvements of our worldwide operations, provides us with a unique understanding of the cultures and product requirements in each of the geographic markets in which we operate, bringing added value to our customers.

        Our principal executive offices are located at 5 Westbrook Corporate Center, Westchester, Illinois 60154 and our telephone number is (708) 551-2600.

RISK FACTORS

        An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009, as updated by subsequent annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial condition, results of operations or liquidity could be adversely affected by any of these risks.

        The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition, results of operations or liquidity could result in a decline in the value of the debt securities and the loss of all or part of your investment.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for each of the periods indicated are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes incorporated by reference into this prospectus. See "Where You Can Find More Information."

	Six Months Ended June 30, 2010
		Years Ended December 31,
		2009	2008	2007	2006	2005
Ratio of earnings to fixed charges(1)	9.11	3.64	8.56	6.46	5.03	4.33

(1)
The ratio of earnings to fixed charges equals earnings divided by fixed charges. Earnings is defined as income before income taxes and earnings of non-controlling interests, plus fixed charges, minus capitalized interest. Fixed charges is defined as interest expense on debt, plus amortization of discount on debt, plus interest portion of rental expense on operating leases.

DESCRIPTION OF DEBT SECURITIES

        We will issue the debt securities under an indenture between us and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), as trustee. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture. If you would like more information on the provisions of the indenture, you should review the indenture which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture before investing in our debt securities.

        References in this section of the prospectus to "Ingredion," "the Company," "we," "us" and "our" are to Ingredion Incorporated , the issuer of the debt securities.

General

        We may issue debt securities at any time and from time to time in one or more series without limitation on the aggregate principal amount. The indenture gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series, but we will not reopen a series unless the additional notes are fungible with the previously issued notes for U.S. federal income tax purposes. The debt securities will be unsecured and will rank equally with all our unsecured and unsubordinated indebtedness. The terms of any series of debt securities will be set forth in (or determined in accordance with) a resolution of our Board of Directors or in a supplement to the indenture relating to that series. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended.

        A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. These terms will include some or all of the following:

  •
  the title of the series of debt securities;

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  the total principal amount;

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  the interest rate or rates, if any (which may be fixed or variable), interest payment dates, and whether we may defer interest payments;

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  the date or dates of maturity;

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  whether the debt securities can be redeemed by us;

  •
  whether the holders will have the right to cause us to repurchase the debt securities;

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  whether there will be a sinking fund;

  •
  the portion of the debt securities due upon acceleration of maturity in the event of a default;

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  the denominations in which the debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

  •
  the form used to evidence ownership of the debt securities;

  •
  whether the debt securities are convertible;

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  the manner of payment of principal and interest;

  •
  additional offices or agencies for registration of transfer and exchange and for payment of the principal, premium (if any), and interest;

  •
  whether the debt securities will be registered or unregistered, and the circumstances upon which such debt securities may be exchanged for debt securities issued in a different form (if any);

  •
  if denominated in a currency other than United States dollars, the currency or composite currency in which the debt securities are to be denominated, or in which payments of the principal, premium (if any), and interest will be made and the circumstances when the currency of payment may be changed (if any);

  •
  if we or a holder can choose to have the payments of the principal, premium (if any), or interest made in a currency or composite currency other than that in which the debt securities are denominated or payable, how such a choice will be made and how the exchange rate between the two currencies will be determined;

  •
  if the payments of principal, premium (if any), or interest may be determined with reference to one or more securities issued by us, or another company, or any index, how those amounts will be determined;

  •
  whether defeasance provisions will apply; and

  •
  any other terms consistent with the indenture.

        Each series of debt securities will be a new issue with no established trading market. There can be no assurance that there will be a liquid trading market for the debt securities.

        We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used by us to satisfy any sinking fund or redemption requirements.

        Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate may be sold at a substantial discount below their stated principal amount.

Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

Certain Restrictions

        The restrictions summarized in this section apply to all debt securities unless a prospectus supplement indicates otherwise. Certain terms used in the following description of these restrictions are defined under the caption "Certain Definitions" at the end of this section.

        Limitations on Secured Debt.    The debt securities will not be secured. If we or our Tax Consolidated Subsidiaries incur debt secured by an interest on Principal Property (including Capital Stock or indebtedness of any Subsidiary), we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our secured debt.

        The indenture permits us to create the following types of liens, which we refer to as Permitted Encumbrances, without securing the debt securities:

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  liens existing at the time of acquisition of the affected property or purchase money liens incurred within 270 days after acquisition of the property;

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  liens affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Tax Consolidated Subsidiary;

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  liens existing on the date of the indenture;

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  certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with government contracts or statutes;

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  certain statutory liens or similar liens arising in the ordinary course of business;

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  liens for certain judgments and awards; and

  •
  certain extensions, renewals or replacements of any liens referred to above.

        Limitations on Sale and Lease-Back Transactions.    We and our Tax Consolidated Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of such facility (except for temporary leases of a term, including renewals, not exceeding five years) unless any one of the following is true:

  •
  the transaction is to finance the purchase price of property acquired or constructed;

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  the transaction involves the property of someone who is merging with us or one of our Tax Consolidated Subsidiaries who is selling substantially all of its assets to us or one of our Tax Consolidated Subsidiaries;

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  the transaction is with a governmental entity;

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  the transaction is an extension, renewal or replacement of one of the items listed above; or

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  within 120 days after the effective date of such transaction, we or our Tax Consolidated Subsidiaries repay our Funded Debt or purchase other property in an amount equal to the greater of (1) the net proceeds of the sale of the property leased in such transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of such transaction.

        Exempted Indebtedness.    Notwithstanding the limitations on secured debt and sale and lease-back transactions, we and our Tax Consolidated Subsidiaries may issue, assume, or guarantee indebtedness secured by a lien or other encumbrance without securing the debt securities, or may enter into sale and lease-back transactions without retiring Funded Debt, or enter into a combination of such transactions, if the sum of the principal amount of all such indebtedness and the aggregate value of all such sale and lease-back transactions does not at any such time exceed 10% of our Consolidated Net Tangible Assets.

        Merger, Consolidation and Sale of Assets.    We may not consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of our assets to any other entity, unless:

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  we survive the merger or consolidation or the surviving or successor corporation is a United States, United Kingdom, Italian, French, German, Japanese or Canadian corporation which assumes all of our obligations under the debt securities and under the indenture; and

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  after giving effect to the merger, consolidation, sale, lease or transfer, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default under the indenture shall have occurred and be continuing.

        If we sell or transfer substantially all our assets and the purchaser assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities.

Certain Definitions

        Set forth below is a summary of certain defined terms as used in the indenture. See Article One of the indenture for the full definition of all such terms.

        "Capital Stock" means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other person.

        "Consolidated Net Tangible Assets" means the aggregate amount of all assets (less depreciation, valuation and other reserves and items deductible therefrom under generally accepted accounting principles) after deducting (a) all goodwill, patents, trademarks and other like intangibles and (b) all current liabilities (excluding any current liabilities that are extendible or renewable at our option for a time more than twelve months from the time of the calculation) as shown on our most recent consolidated quarterly balance sheet.

        "Funded Debt" means any Indebtedness maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Indebtedness is included in current liabilities).

        "Indebtedness" means with respect to any person (i) any liability of such person (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding trade payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) that such person has guaranteed, that is recourse to such person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above.

        "Principal Property" means any manufacturing plant or warehouse owned or leased by us or one of our Tax Consolidated Subsidiaries located within the United States, the gross book value of which exceeds one percent of Consolidated Net Tangible Assets, other than manufacturing plants and warehouses that are financed by a governmental entity or that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Tax Consolidated Subsidiaries, taken as a whole.

        "Subsidiary" means any corporation of which we control at least a majority of the outstanding stock capable of electing a majority of the directors of such corporation. In this context, control means that we or our Subsidiaries own the stock, or that we or our subsidiaries have the power to direct the voting of the stock, or any combination of these items so long as we have the ability to elect a majority of the directors.

        "Tax Consolidated Subsidiary" means a Subsidiary with which we would be entitled to file a consolidated federal income tax return.

Events of Default

        Under the indenture, "Event of Default" means, with respect to any series of debt securities:

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  failure to pay interest that continues for 30 days after payment is due;

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  failure to make any principal or premium payment when due;

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  default in the deposit of any sinking fund payment in respect of the debt securities of such series;

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  failure to comply with any of our other agreements contained in the indenture or in the debt securities for 90 days after the trustee notifies us of such failure (or the holders of at least 25% in principal amount of the outstanding debt securities affected by such failure notify us and the trustee);

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  failure to pay any principal, premium or interest on any of our Indebtedness which is outstanding in a principal amount of at least $25 million in the aggregate (excluding Indebtedness evidenced by the debt securities or otherwise arising under the indenture), and the continuation of such failure after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or

  •
  the occurrence or existence of any other event or condition under any agreement or instrument relating to any such Indebtedness that continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or

  •
  the declaration that any such Indebtedness is due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or the requirement that an offer to prepay, redeem, purchase or defease such Indebtedness be made, in each case prior to the stated maturity thereof;

  •
  certain events of bankruptcy, insolvency or reorganization involving us; or

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  any other event of default described in the prospectus supplement.

        In general, the trustee must give both us and you notice of a default for the debt securities you hold. The trustee may withhold notice to you (except defaults as to payment of principal, premium or interest) if it determines that the withholding of such notice is in the best interest of the holders affected by the default.

        If a default is caused because we fail to comply with any of our agreements contained in the indenture or in the debt securities, either the trustee or the holders of at least 25% principal amount of the debt securities affected by the default may require us to immediately repay the principal and accrued interest on the affected series.

        The trustee may refuse to exercise any of its rights or powers under the indenture unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of the affected series.

Modification of the Indenture

        With the consent of the holders of at least a majority of the principal amount of a series of the debt securities outstanding, we may change the indenture or enter into a supplemental indenture that will then be binding upon that series. However, no changes may be made in this way to any of the following terms:

  •
  maturity;

  •
  payment of principal or interest;

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  the currency of the debt;

  •
  the premium (if any) payable upon redemption;

  •
  the amount to be paid upon acceleration of maturity; or

  •
  reducing the percentage required for changes to the indenture.

        In addition, we may modify the indenture without the consent of the holders to, among other things:

  •
  add covenants;

  •
  change or eliminate provisions of the indenture so long as such changes do not adversely affect current holders; and

  •
  cure any ambiguity or correct defective provisions.

Discharge of the Indenture

        We will be discharged from certain of our obligations relating to the outstanding debt securities of a series if we deposit with the trustee money or certain government obligations sufficient for payment of all principal and interest on those debt securities, when due. However, our obligation to pay the principal of and interest on those debt securities will continue.

        We may discharge obligations as described in the preceding paragraph only if, among other things, we have received an opinion of counsel stating that holders of debt securities of the relevant series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge which will be any different than if the deposit and discharge had not occurred.

Book-Entry Securities

        The debt securities of a series will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities of a series will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, or other successor depositary we appoint and registered in the name of the depositary or its nominee. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

        We anticipate that DTC will act as depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $500 million of principal amount of debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of debt securities of such series.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (which are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

        In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co will consent or vote with respect to such debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities of the series are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal of, and premium, if any, and interest, if any, on the debt securities will be paid to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to Cede & Co. is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC's responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

        In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

        DTC may discontinue providing its services as depositary for the debt securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor depositary is not obtained, then debt security certificates must be delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, debt security certificates will be printed and delivered.

        We obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), or any successor thereto, will serve as trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. is one of a number of banks with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit.

PLAN OF DISTRIBUTION

        We may sell the debt securities covered by this prospectus in any of the following ways:

  •
  directly to one or more purchasers;

  •
  through underwriters, dealers or agents; or

  •
  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any direct purchasers or any underwriters, dealers or agents and their compensation in a prospectus supplement.

 LEGAL MATTERS

        Unless otherwise specified in the prospectus supplement accompanying this prospectus, Mary Ann Hynes, the company's Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, and Sidley Austin LLP, Chicago, Illinois, special counsel to the company, will pass upon certain legal matters for us with respect to the debt securities. Ms. Hynes participates in various employee benefit plans offered by Ingredion and owns, and has options to purchase, shares of Ingredion common stock.

EXPERTS

        The consolidated balance sheets of Ingredion Incorporated and subsidiaries as of December 31, 2009 and 2008, the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined statements of assets and liabilities as of December 31, 2009 and 2008, and the related combined statements of operating activities and identifiable cash flows of the National Starch business of Akzo Nobel N.V. (the "Business") for the years then ended appearing in Ingredion Incorporated 's Current Report on Form 8-K filed on September 14, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the Business' combined financial statements contains an explanatory paragraph that states that the combined financial statements were prepared on the basis of accounting described in Notes 1 and 2 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Ingredion Incorporated, and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows in full compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board.